Exhibit 21.1

SUBSIDIARIES OF NOVELION THERAPEUTICS INC. AS OF DECEMBER 31, 2017

Entity Name	Jurisdiction of Organization or Incorporation
Aegerion Pharmaceuticals, Inc.	Delaware
Aegerion Pharmaceuticals Ltd.	Bermuda
Aegerion Pharmaceuticals (Canada) Ltd.	Canada
Aegerion Pharmaceuticals Holdings, Inc.	Delaware
Aegerion Argentina S.R.L.	Argentina
Aegerion Pharmaceuticals K.K.	Japan
Aegerion Securities Corporation	Massachusetts
Aegerion Pharmaceuticals Limited	United Kingdom
Aegerion Brasil Comercio E Importacao De Medicamentos LTDA	Brazil
Aegerion Pharmaceuticals, SAS	France
Aegerion Pharmaceuticals S.r.l.	Italy
Aegerion Pharmaceuticals GmbH	Germany
Aegerion Pharmaceuticals SARL	Switzerland
Aegerion İlaç Ticaret Limited Şirketi	Turkey
Aegerion Pharmaceuticals B.V.	Netherlands
Aegerion Colombia S.A.S.	Colombia
Aegerion International Ltd.	Bermuda
Novelion Services USA, Inc.	Delaware
QLT Ophthalmics (UK), Ltd.	United Kingdom
QLT Therapeutics, Inc.	Delaware
QLT Plug Delivery, Inc.	Delaware
QLT Ophthalmics, Inc.	Delaware